Exhibit 99.1
ESAB Corporation to Acquire EWM GmbH, Expanding
Global Equipment Capabilities and Strengthening Strategic Position
North Bethesda, MD, June 26, 2025 -- ESAB Corporation (“ESAB” or the “Company”) (NYSE: ESAB), a focused premier industrial compounder, announced today that it has signed a definitive agreement to acquire EWM GmbH (“EWM”), a German-based leader in heavy industrial welding equipment and advanced automation, for approximately €275 million.
EWM is expected to generate approximately €120 million of revenue in 2025 and is expected to be aEPS accretive in year one. The acquisition will be funded through cash on hand, and is expected to close in the second half of 2025, subject to customary closing conditions and regulatory approvals.
Shyam P. Kambeyanda, President and Chief Executive Officer of ESAB Corporation, said, “EWM is an exceptional company, bringing deep expertise in advanced welding equipment technology, a strong brand and a highly innovative team. Within our Fabtech businesses, EWM fully addresses our product gaps in heavy industrial equipment, strengthening our technological capabilities and uniquely positioning us to serve end customers with proprietary, end-to-end workflow solutions. Additionally, our customer bases and channel networks are highly complementary, enabling us to significantly extend our market reach.”
Kambeyanda continued, “In line with our commitment to long-term shareholder value, this transaction fully aligns with ESAB’s strategic and financial objectives, including an expected ROIC exceeding 10% before year five. We expect EWM to deliver high-single-digit sales growth, consistent with ESAB’s long-term growth outlook for equipment, gross margins greater than 45% and accretive incremental aEBITDA margins. This growth and margin expansion will be driven by the deployment of the ESAB Business System (EBX), as we leverage our commercial and operational excellence capabilities to further build on the strong execution of EWM’s leadership team.”
“This acquisition comes at an ideal time to capitalize on improving market conditions in Europe and aligns with our strategy to accelerate global equipment sales growth, particularly in North America. I would like to thank the EWM leadership team for their collaboration and professionalism throughout this process. We look forward to welcoming them to the ESAB family and shaping our future together.”
Following the transaction, ESAB expects a net leverage ratio of approximately 2.0x, preserving flexibility for future investments and acquisitions as part of its compounder strategy.

About ESAB Corporation
Founded in 1904, ESAB Corporation is a focused industrial compounder. The Company’s rich history of innovative products, workflow solutions and its business system ESAB Business Excellence (“EBX”), enables the Company’s purpose of Shaping the world we imagineTM. ESAB Corporation is based in North Bethesda, Maryland and employs approximately 9,300 associates and serves customers in approximately 150 countries. To learn more, visit www.ESABcorporation.com.
About EWM GmbH
Founded in 1957, EWM is Germany’s leading provider of premium arc welding technology solutions. The Westerwald-based company offers complete systems including high-quality welding machines, components, torches, consumables and accessories for manual and automated applications. EWM has a global presence with more than 400 sales and service partners and a high degree of vertical integration through 6 production locations worldwide. The company has a track-record of innovation and has around 800 employees at 12 German and 11 international locations.
Cautionary Note Concerning Forward Looking Statements
This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning the Company’s plans, goals, objectives, outlook, expectations, and intentions, and other statements that are not historical or current fact. Forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.
Please refer to the Company’s previous earnings releases and investor materials for the definitions of the non-GAAP and other financial measures referenced in this press release.
Investor Relations:
Mark Barbalato
Vice President, Investor Relations
E-mail: investorrelations@esab.com
Phone: 1-301-323-9098
Media:
Tilea Coleman
Vice President, Corporate Communications
E-mail: mediarelations@esab.com
Phone: 1-301-323-9092
Source: ESAB Corporation